UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934



Date of Report:         February 18, 1999
                (Date of earliest event reported)



                    Allen Organ Company
   (Exact name of registrant as specified in its charter)



    Pennsylvania                 0-275         23-1263194
(State or other jurisdiction  (Commission    (IRS Employer
  of incorporation)           File Number) Identification No.)



150 Locust Street, P.O. Box 36, Macungie, Pennsylvania  18062-0036
(Address of principal executive offices)                (Zip Code)



                        610-966-2200
        (Registrants telephone number, including area code)

Item 5    Other Events

     The Allen Organ Company (NASDAQ - AORGB) Macungie, PA today announced that its data communications subsidiary
Eastern Research, Inc., Moorestown, NJ has entered into an
OEM agreement to supply Lucent Technologies with its DACS product line. The Companies joint press release follows.

     Lucent Technologies today launched, under an OEM agreement with Eastern Research, Inc., a new solution for digital cross-connect applications. Called the DACS(R) II Access Cross-Connect (DACS II AX), this newest addition to Lucent's DACS II family of products is the most compact and cost-effective product in its class and is designed to meet the growing needs of service providers for rapid deployment of new and existing services.
     The AX supports data interfaces, DS3 interfaces and internal test signal generation capabilities, providing an ideal solution for Competitive Local Exchange Carriers (CLECs), International Exchange Carriers (IXCs), Internet Service Providers (ISPs) and wireless applications. Combined with the other products in Lucent's DACS II family-the larger DACS II ISX, an Integral Shelf Cross-Connect system, and the CEF system, a Capacity Expansion System--the AX provides a complete end-to-end network solution to service providers.
     "This OEM agreement further strengthens Lucent's leadership position in the digital cross-connect market," said Hubert Kostal, director, data networking offers, Lucent. "The AX bridges the present line of DACS II Digital Cross-Connect Systems with the family of DACS II Integrated Access Devices, enabling us to provide a total array of cross-connect solutions for service providers ranging from CLECs, ISPs and wireless providers to the largest IXCs and PTTs in the world."
     There are currently more than 3,700 DACS II systems deployed in 100 different networks around the world.
     "The agreement with Lucent is a critical step in supporting our goal to deliver cross-connect fabric to the service providers of the 21st century," said Michael Doyle, president of Eastern Research. "This alliance is a powerful marriage of the latest generation cross-connect technology from Eastern with the expertise of Lucent, which has the industry's deepest experience in providing digital cross-connect solutions."
     When installed at the network's edge, the DACS II AX remotely grooms traffic before it reaches a Point of Presence (POP) or Hub Central Office. This enables network service providers to expedite service to their customers, while making the most efficient use of outside plant facilities. Deployed in wireless networks, the DACS II AX provides high density in wireless hubs or cell sites and end offices, meeting the demands of wireless providers for a compact, cost-effective and highly reliable cross-connect solution.
     The DACS II AX can scale from DS-0 to DS-3, offering the capabilities of a much larger system at a lower cost and with a smaller footprint. The product also integrates test functionality and supports up to 88 DS1 or E1 interfaces. Placed at either the core of the network or at the edge, the DACS II AX is a powerful resource for POP, co-locate and customer premise environments.
     Pricing for a typically configured DACS II AX ranges from $15,000-$40,000. The product is currently shipping.
     Eastern Research Inc., a subsidiary of Allen Organ Company (NASDAQ: AORGB), located in Moorestown, New Jersey, designs, manufactures, markets and supports a broad line of products for wide area network access and internetworking solutions. Eastern was an industry pioneer in identifying the market for single-port CSU/DSUs with management capabilities. More information about Eastern Research is available at its Web site, http://www.erinc.com, or by contacting 1-800-337-4374.
     Lucent Technologies, headquartered in Murray Hill, New Jersey, designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronics components. Bell Laboratories is the research and development arm of the company. For more information about Lucent Technologies, visit its website at http://www.lucent.com.

                         Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                    ALLEN ORGAN COMPANY

Date:    February 18, 1999      /s/STEVEN MARKOWITZ
                                Steven Markowitz, President